Exhibit 99.1

Egalet Announces Closing of Initial Public Offering and Concurrent Private Placement

Wayne, Penn. — Feb. 11, 2014 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”) today announced the closing of its initial public offering of 4,200,000 shares of its common stock at an initial public offering price of $12.00 per share.  All of the shares of common stock were offered by Egalet. In addition, Egalet granted the underwriters an option until March 7, 2014 to purchase up to an additional 630,000 shares of common stock at the public offering price to cover any over-allotments. Separately, in a concurrent, side-by-side private placement, Egalet’s collaborator Shionogi Limited purchased 1,250,000 shares of common stock at the initial public offering price.  Egalet estimates net proceeds from the offering and the private placement to be approximately $58.4 million, after deducting underwriting discounts and commissions and estimated offering expenses.

Stifel and JMP Securities are acting as joint book-running managers for the offering.  Canaccord Genuity and Janney Montgomery Scott are acting as co-managers.  A registration statement relating to the securities being sold in this offering was declared effective by the Securities and Exchange Commission on February 5, 2014. Copies of the final prospectus related to this offering may be obtained from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104, by calling (415) 364-2720 or by emailing SyndicateOps@stifel.com, or JMP Securities LLC, 600 Montgomery Street, 10th Floor, San Francisco, California 94111, Attention: Prospectus Department, (415) 835-8985.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Egalet

Egalet Corporation is a specialty pharmaceutical company developing and planning to commercialize proprietary, abuse-deterrent oral products for the treatment of pain and other indications. The company has created two distinct drug delivery systems, each with novel abuse-deterrent features and the ability to control the release profile of the active pharmaceutical ingredient. Using its proprietary platform, Egalet has developed a pipeline of clinical-stage, opioid-based product candidates in tablet form that are specifically designed to deter abuse by physical and chemical manipulation, while also providing tailored release of the active pharmaceutical ingredient. Our lead product candidate, Egalet-001, is an abuse-deterrent, extended-release, oral morphine formulation in development for the treatment of moderate to severe pain. There are currently no commercially available abuse-deterrent formulations of morphine, and we believe that Egalet-001, if approved, would fill a significant unmet need in the marketplace. Our second product candidate, Egalet-002, is an abuse-deterrent, extended-release, oral oxycodone formulation in development for the treatment of moderate to severe pain. The Egalet technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple APIs with similar or different release profiles.  Visit www.egalet.com for more information.

Contacts:

Investor Relations:

Lisa M. Wilson

In-Site Communications, Inc.

Tel: 917-543-9932

Email: lwilson@insitecony.com

Media:

E. Blair Clark-Schoeb

Tel.: 917-432-9275

Email: blair@biotechcomm.com